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                     June 10, 2024

       Larry Zhang
       President and Principal Financial Officer
       CASI Pharmaceuticals, Inc.
       1701-1702, China Central Office Tower 1
       No. 81 Jianguo Road, Chaoyang District, Beijing, 100025
       People   s Republic of China

                                                        Re: CASI
Pharmaceuticals, Inc.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2023
                                                            Filed March 28,
2024
                                                            File No. 001-41666

       Dear Larry Zhang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences